                                                                                                                                                                                                                                                Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

   513/579-7764

Investor - Susan Robinson

   513/579-7780

FOR IMMEDIATE RELEASE

 MACY'S, INC. SAME-STORE SALES UP 10.8% IN APRIL

Company exceeds expectations with 5.3% same-store sales growth in March-April and 5.4% same-store sales growth in Q1

CINCINNATI, Ohio, May 5, 2011 – Macy's, Inc. today reported total sales of $1.924 billion for the four weeks ended April 30, 2011, an increase of 10.9 percent compared with total sales of $1.735 billion in the four weeks ended May 1, 2010. On a same-store basis, Macy's, Inc. sales were up 10.8 percent in April. This exceeds guidance for April sales to be up by 8 percent to 9 percent.

As previously reported, a late Easter in 2011 shifted some sales into April and out of the March reporting period. For March-April combined, same-store sales were up 5.3 percent in 2011. This exceeds March-April same-store sales guidance, which initially was for an increase of 3 percent, then raised on April 7 to a range of 4 to 4.5 percent.

“April was another strong month for our company. Macy's and Bloomingdale's both performed well in stores and online. As a result, we also exceeded our own aggressive expectations for the combined March-April period and for the first quarter,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “Sales throughout the quarter were especially robust in southern climate zones, which bodes well for our spring fashion offering as the weather becomes warmer and drier in northern markets. We continue to be encouraged and confident with the ongoing implementation of key strategies, such as My Macy's localization and omnichannel integration that allows us to serve customers' needs whenever and however they chose to shop from inventory no matter where it exists across the company.”

For the first quarter, Macy’s, Inc.'s sales totaled $5.892 billion, up 5.7 percent from total sales of $5.574 billion in the first 13 weeks of 2010. On a same-store basis, Macy's, Inc.'s first quarter sales were up 5.4 percent.

Online sales (macys.com and bloomingdales.com combined) were up 50.3 percent in April and 38.3 percent in the first quarter. Online sales positively affected the company's same-store sales by 1.3 percentage points in the first quarter. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy's, Inc. is slated to report its first quarter earnings on Wednesday, May 11, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macys, Inc.'s webcast is accessible to the media and general public via the company's
Web site at www.macysinc.com. Analysts and investors may call in on 1-888-271-8596, passcode 3846981. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2010 sales of $25 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates four Bloomingdale's Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).